Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contact:	Finance Contact:
April 6, 2006	Don Olsen	John Heskett
281-719-4175	801-584-5700

HUNTSMAN, TEXAS PETROCHEMICALS ENTER INTO

DEFINITIVE AGREEMENT ON BUTADIENE BUSINESS

The Woodlands, TX – Huntsman Corporation (NYSE: HUN) announced today that it has entered into a definitive agreement to sell the assets comprising its U.S. butadiene and MTBE business to Texas Petrochemicals, L.P. for a sales price of $269 million, subject to customary adjustments. The companies expect to close the transaction in May.

The companies had signed a letter of intent regarding the sale in February.

Peter R Huntsman, President and CEO, stated, “This sale is in keeping with our strong commitment to enhance shareholder value, including our strategy to focus more on our differentiated businesses. We shall use the proceeds from the sale to reduce debt and to invest in our differentiated portfolio.”

Huntsman has owned the butadiene and MTBE business since its 1994 acquisition of Texaco Chemical Company. The manufacturing facility in Port Neches, Texas has a capacity of approximately 900 million pounds of butadiene per year and approximately 11,000 barrels per day of MTBE. The business has about 220 employees. It had 2005 revenues of approximately $645 million and adjusted EBITDA of approximately $43 million.

Mr. Huntsman said butadiene is a core product for Texas Petrochemicals, and the sale ensures a long-term future for the business.

Huntsman’s PO/MTBE and Oxides/Olefins facilities in Port Neches, Texas and its facility in nearby Port Arthur, Texas are not included in the sale.

Huntsman is a global manufacturer and marketer of differentiated and commodity chemicals. Its operating companies manufacture basic products for a variety of global industries including chemicals, plastics, automotive, aviation, footwear, paints and coatings, construction, technology, agriculture, health care, textiles, detergent, personal care, furniture, appliances and packaging. Originally known for pioneering innovations in packaging, and later, rapid and integrated growth in petrochemicals, Huntsman today has 11,300 employees, 57 operations in 22 countries and had 2005 revenues of $13 billion.

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors. Accordingly, there can be no assurance that the company’s expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.